Exhibit 23.6

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the inclusion in the Annual Report on Form 20-F of Ecopetrol S.A. for the year ended December 31, 2020 (the "Annual Report") of our report dated March 26, 2021, with respect to estimates of net reserves to the Ecopetrol S.A. interest, as of December 31, 2020 (our "Report") and to all references to our firm included in the Annual Report, as well as to the incorporation by reference of the consent and our Report into the registration statement on Form F-3 of Ecopetrol S.A., to be filed with the United States Securities and Exchange Commission on May 28, 2021 (the "Registration Statement"). We further consent to the references to our firm as set forth in the Registration Statement under the heading "Experts".

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas

May 28, 2021